Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

Agreement of Repayment

Creditor (Party A): Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

Debtor (Party B): Lin Jianxin

Whereas Party B made a borrowing of RMB 5 million (RMB five million yuan only) from Party A on March 17, 2016, the two parties hereto agree as follows:

I. The interest rate for the aforesaid borrowing shall not exceed the interest rate published by the People’s Bank of China for the loan in the same period by 4 times. The annual percentage rate of charge (APR) for this borrowing adopts the fixed loan interest rate of 16%, and the actual date of payment starts from March 17, 2016.

II. Way of calculation of interest: Principal of the loan * loan interest rate * actual number of days of interest period / 360.

III. Party B shall pay off the aforesaid borrowing prior to September 30, 2016, and settle the related interest fees within 15 working days upon the repayment of the principal. Or, the principal is paid off through the mutually agreed way of repayment.

IV. In the event that Party B fails to repay the loan within the aforesaid period, Party B shall bear all legal consequences and indemnify Party A against all economic losses (including but not limited to interest, damages, litigation fees, lawyer fees, travel expenses, appraisal fees, auction fees and other fees incurred for the realization of creditor’s rights).

V. This Agreement has the force of law upon being signed by the two parties. This Agreement is made out in duplicate, with each party holding one copy.

Creditor (Stamp): Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

Debtor (signature): Lin Jianxin